Exhibit 99.1

CONTACTS:	Tony Rossi	Charles Mollo
	Financial Relations Board	Mobility Electronics, Inc.
	310-854-8317	480-596-0061, ext. 153
	trossi@financialrelationsboard.com	cmollo@mobl.com
MOBILITY ELECTRONICS REPORTS 23% YEAR OVER YEAR
REVENUE GROWTH FOR SECOND QUARTER OF 2005
SECOND QUARTER HIGHLIGHTS
•	Net income of $0.36 per diluted share; $0.02 per diluted share excluding non-cash compensation charges, a one-time gain from the sale of intellectual property assets, and the income taxes associated with that sale

•	New partnerships with Micro Innovations, Xantrex, Cellboost, and Better Energy Systems endorse iTip™ program and technology

•	First “tip in box” OEM arrangement launched with NTT DoCoMo, one of the world’s largest carriers

•	$35.8 million in cash, cash equivalents, short- and long-term investments as of June 30, 2005
SCOTTSDALE, Ariz., July 28, 2005 — Mobility Electronics, Inc. (Nasdaq: MOBE), a leading provider of innovative portable power and computing solutions for the mobile electronic device user, today reported financial results for the second quarter ended June 30, 2005. Total revenue was $20.4 million in the second quarter of 2005, an increase of 23% over revenue of $16.7 million in the second quarter of 2004 (which excludes approximately $400,000 in revenues from operations that were discontinued during 2004).
Net income was $11.7 million, or $0.36 per diluted share, in the second quarter of 2005, compared with a net loss of $1.2 million, or ($0.04) per diluted share, in the same quarter of the prior year. Net income in the second quarter of 2005 includes a one-time gain of $11.4 million, net of related income tax expense, from the sale of a portfolio of non-strategic patents related to the Company’s Split Bridge and serialized PCI intellectual property (IP).
Excluding the one-time gain from the IP sale, as well as non-cash compensation charges, net income before provision for income tax expense was $697,000, or $0.02 per diluted share, in the second quarter of 2005.
“We executed well on our business plan during the second quarter, achieved our financial targets, and generated meaningful revenue growth in universal power adapters for both portable computers and low-power mobile electronic (ME) devices,” said Charlie Mollo, President and Chief Executive Officer of Mobility Electronics. “Our growing OEM customer base, distribution partners, and retail store count continue to drive increasing sales of our universal power adapters for portable computers, with revenues from this product area increasing 11% over the prior quarter. We are also beginning to see the impact of expanding the distribution of our adapters for low-power devices beyond RadioShack. Revenue from sales of these products increased 31% over the prior quarter, with significant sales to new accounts such as Monster Cable, Expansys, the Source by Circuit City, and The Carphone Warehouse.
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Mobility Electronics, Inc.

“Importantly, on July 1, Motorola and Mobility launched our first significant ‘tip in box’ program with a major carrier, NTT DoCoMo. We will be supplying a unique version of our itip AC adapter and an itip with each new FOMA® M1000 smartphone — which was jointly developed by Motorola and DoCoMo. While we expect only a modest volume for this trial high-end handset, the launch of this program with an influential carrier like NTT DoCoMo provides solid evidence that our ‘tip in box’ strategy is a very real opportunity for us,” said Mr. Mollo.
Product Area Highlights
•	Sales of power products, handheld connectivity products, and expansion and docking products represented 71%, 18%, and 8%, respectively, of overall company sales in the quarter.

•	Unit sales of the universal power adapters for portable computers were approximately 315,000 units in the second quarter of 2005, an increase of 33% over approximately 237,000 units in the second quarter of 2004. The Company now has shipped a total of more than 2.0 million units of its power products for high-power ME devices.

•	Revenue from the sale of portable computer power products was $13.0 million, an increase of approximately 28% from the second quarter of 2004.

•	Revenue from the sale of products for low-power ME devices was $1.5 million in the second quarter of 2005, a 31% increase over the previous quarter.

•	As opposed to prior quarters, approximately two thirds of revenue from sales of the Company’s low-power ME devices were generated from non-RadioShack channels, including Monster Cable, Expansys, Dick Smith Electronics in Australia, the Source by Circuit City, Brookstone, and end users who purchased from the iGo® web site.

•	The number of retail stores carrying the Company’s power products increased to approximately 23,000 at the end of the second quarter from approximately 20,000 at the end of the previous quarter. Of those 23,000 retail stores, 13,000 are now carrying Mobility’s power adapters for ME devices.
Power Product Development
During the second quarter, and shortly thereafter, Mobility signed new development agreements with third-parties that are expected to expand the Company’s presence into different areas of the portable power market. Following is a summary of the agreements signed during the second quarter or shortly after the quarter ended:
•	Compact Power Systems — Agreement to jointly develop and market rechargeable batteries/chargers for ME devices to be sold under the Cellboost and iRecharge by Cellboost brands.

•	Xantrex Technology — Agreement to jointly develop and market a new family of portable power inverter products.

•	Better Energy Systems — Agreement to jointly develop and market a new line of solar-powered chargers for ME devices.
Mobility also advanced its development efforts with Energizer by completing the design of the first product under this partnership. The Company expects to commence volume production with the first jointly developed product with Energizer in early 2006.
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In addition to these development programs with strategic partners, Mobility also has a strong pipeline of other innovative power solutions and product enhancements, with a particular focus on developing a variety of new concepts that leverage the Company’s itip technology. A number of such products and enhancements were introduced in Q2.
Financial Highlights
Gross margin was 31.4% in the second quarter of 2005, compared to 26.1% in the second quarter of 2004, and 29.8% in the first quarter of 2005. The improvement in gross margin over the first quarter of 2005 is primarily attributable to improved gross margins in sales of low-power adapters for ME devices.
Total operating expenses in the second quarter of 2005 were $6.3 million, including $390,000 of non-cash compensation charges, or 30.8% of revenue, compared to $5.4 million, or 32.2% of revenue, in the second quarter of 2004. Total operating expenses for the second quarter of 2005 were in line with the Company’s expectations, and reflect an increased level of research and development (R&D) expenses to support the growth of the business. For the fourth consecutive quarter, the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) was positive.
The Company’s cash, cash equivalents, short- and long-term investments increased to $35.8 million at June 30, 2005 from $13.2 million at March 31, 2005. The increase reflects equity investments by RadioShack and Motorola, the sale of intellectual property, and cash generated from operations. The Company continues to have no long-term debt and had a current ratio of 4.1 at June 30, 2005.
Outlook
In the third quarter of 2005, Mobility expects total revenue to range between $21.5 million and $22.5 million, and earnings per share to be $0.01, excluding non-cash compensation expense. The Company expects its operating expenses to increase in the third quarter by approximately $750,000, primarily driven by an increase in R&D spending to support multiple internal development programs, as well as those with strategic partners. The increase will also be driven by additional legal expenses the Company expects in the third quarter to support its patent infringement and other litigation matters.
From a long-term perspective, the Company believes there are a number of major catalysts that it expects will drive further growth and profitability:
•	Improved economics in the adapter business for low-power ME devices resulting from the new terms in place with RadioShack that will take full effect at the beginning of 2006.

•	Continued growth in sales of portable computer power adapters as accounts such as Wal-Mart, PC World, Staples, Xantrex, and The Sharper Image begin and/or continue to ramp-up.

•	Continued growth in sales of adapters for low-power ME devices driven by new products, new accounts and the continued ramp-up of new distribution partners such as The Carphone Warehouse, Monster Cable, Targus, Micro Innovations, the Source by Circuit City, Apple and the palmOne and Treo online stores.

•	The continued rollout of Mobility’s products for low-power ME devices to wireless carriers, distributors and retailers through Motorola’s distribution channels.
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Mobility Electronics, Inc.

•	Incremental revenue generated from expansion into new power areas such as rechargeable batteries/chargers, portable power inverters, and solar-powered chargers.

•	The anticipated introduction of jointly developed power products with Energizer in early 2006.
Commenting on Mobility’s outlook, Mr. Mollo said, “Entering the second half of 2005, we have never been in a stronger position or had more visibility on our growth opportunities. We have seen steady growth in 2005, and we expect this trend to continue throughout the remainder of the year. We believe we will see accelerated growth in 2006 as many of our new distribution programs are rolled out and as our new terms with RadioShack take full effect.
“Importantly, we are beginning to see the benefit of our efforts to promote our itip technology as a standard for the portable power industry. The recent ‘tip in box’ arrangement with DoCoMo and the three agreements recently signed with Compact Power Systems, Xantrex, and Better Energy Systems represent the growing acknowledgement of the value of utilizing itip technology in power products. We believe these agreements will generate meaningful incremental revenue for Mobility in 2006 and beyond, and we will continue to aggressively target additional companies in the portable power industry that can adopt itip technology in their own products,” said Mr. Mollo.
About Mobility Electronics, Inc.
Mobility Electronics, Inc., based in Scottsdale, Arizona, is a developer of universal power adapters for high-power (e.g., portable computers) and low-power (e.g., mobile phones, PDAs, digital cameras, etc.) mobile electronic devices, and is also the creator of the patented intelligent tip (“itip™”) technology. Mobility Electronics’ iGo® brand offers a full line of AC, DC and combination AC/DC power adapters for high- and low-power mobile electronic devices. All these adapters leverage the Company’s itip technology, which enables one power adapter to power/charge hundreds of brands and thousands of models of mobile electronic devices through the use of interchangeable itips.
The Company also offers hardware products for handheld devices; expansion and docking products for servers, desktop and portable computers; and other accessories for the mobile electronic device market.
Mobility Electronics’ products are available at www.igo.com as well as through leading resellers, retailers and OEM partners. For additional information call 480-596-0061, or visit www.mobilityelectronics.com.
Mobility Electronics and iGo are registered trademarks of Mobility Electronics, Inc. All other trademarks or registered trademarks are the property of their respective owners.
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. The words “believe,” “expect,” “anticipate,” and other similar statements of expectations identify forward-looking statements. Forward-looking statements in this press release include expectations regarding the company’s enhanced financial performance as a result of its revised agreement with RadioShack and Motorola; anticipated incremental revenue from products jointly developed with third-parties; the expected introduction of newly developed products with Energizer in early 2006; expectations regarding the company’s financial performance in the third quarter of 2005 and anticipated improvement in revenues and profitability throughout 2005 and accelerated growth in 2006; beliefs regarding major catalysts that are expected to drive further growth and profitability for the company, including improved economics in the low-power adapter business, continued growth in sales of portable computer power adapters, and the continued rollout of low-power products to wireless carriers and distributors. These forward-looking statements are based largely on management’s expectations and involve known and unknown risks,
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uncertainties and other factors, which may cause the company’s actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks that could cause results to differ materially from those expressed in these forward-looking statements include, among others, the loss of, and failure to replace, any significant customers; the timing and success of product development efforts and new product introductions, including internal development projects as well as those being pursued with strategic partners; the inability to create broad consumer awareness and acceptance for the company’s products; the timing and success of product developments, introductions and pricing of competitors; the timing of substantial customer orders; the availability of qualified personnel; the availability and performance of suppliers and subcontractors; the ability to expand and protect the company’s proprietary rights and intellectual property; the successful resolution of unanticipated and pending litigation matters; market demand and industry and general economic or business conditions; and other factors to which this press release refers. Additionally, other factors that could cause actual results to differ materially from those set forth in, contemplated by, or underlying these forward-looking statements are included in our Annual Report on Form 10-K for the year ended December 31, 2004 under the heading “Risk Factors.” In light of these risks and uncertainties, the forward-looking statements contained in this press release may not prove to be accurate. We undertake no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.
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Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(000’s except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Net revenue	$20,427	$16,651	$38,785	$30,695

Gross profit	6,412	4,346	11,888	8,958

Selling, engineering and administrative expenses	6,288	5,365	12,513	10,751

Income (loss) from operations	124	(1,019)	(625)	(1,793)
Interest income (expense), net	183	(46)	221	(66)
Other income (expense), net	11,638	(2)	11,638	20
Provision for income tax	285	—	285	—

Income (loss) from continuing operations	11,660	(1,067)	10,949	(1,839)

Discontinued operations
Loss from discontinued operations of handheld software product line	—	(167)	—	(168)

Net income (loss)	$11,660	$(1,234)	$10,949	$(2,007)

Net income (loss) per share:
Basic	$0.39	$(0.04)	$0.37	$(0.07)
Diluted	$0.36	$(0.04)	$0.35	$(0.07)

Weighted avg common shares outstanding:
Basic	30,278	27,912	29,439	27,782
Diluted	32,017	27,912	31,095	27,782

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Selected Other Data
Reconciliation of non-GAAP Financial Measure — net income (loss) to net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation:

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

Net income (loss)	$11,660	$(1,234)	$10,949	$(2,007)
Gain on sale of intellectual property assets	(11,638)	—	(11,638)	—
Provision for income tax	285	—	285	—
Non-cash equity compensation	390	26	728	26

Net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation	$697	$(1,208)	$324	$(1,981)

Diluted net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation per share	$0.02	$(0.04)	$0.01	$(0.07)

Reconciliation of non-GAAP Financial Measure — net income (loss) to earnings before interest, taxes, depreciation and amortization (EBITDA):

Net income (loss)	$11,660	$(1,234)	$10,949	$(2,007)
Interest income (expense), net	(183)	46	(221)	66
Provision for income tax	285	—	285	—
Depreciation and amortization	512	634	978	1,196
Non-cash equity compensation	390	26	728	26

EBITDA	$12,664	$(528)	$12,719	$(719)

This information is being provided because management believes it is a key metric to the investment community and assists in the understanding and analysis of period-to-period operating performance. Net income (loss) before gain on sale of intellectual property assets, provision for income tax, and non-cash equity compensation and EBITDA should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.

Mobility Electronics, Inc.

Mobility Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(000’s)

	June 30,	December 31,
	2005	2004
	(unaudited)
ASSETS

Cash and cash equivalents	$21,779	$12,768
Short-term investments	13,214	—
Accounts receivable, net	16,672	16,905
Inventories	7,519	7,513
Prepaid expenses and other current assets	602	443

Total current assets	59,786	37,629
Other assets, net	20,038	19,162

Total assets	$79,824	$56,791

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$14,687	$14,253
Long-term liabilities	438	463

Total liabilities	15,125	14,716

Total stockholders’ equity	64,699	42,075

Total liabilities and stockholders’ equity	$79,824	$56,791

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